CONTACT:

Terry Earley, Chief Financial Officer
VantageSouth Bancshares, Inc.
Phone: (919) 659-9015
Email: terry.earley@vsb.com

FOR IMMEDIATE RELEASE

VantageSouth Bancshares, Inc. Closes $47 Million Private Placement

Raleigh, N.C., January 31, 2014 – VantageSouth Bancshares, Inc. (NYSE: MKT VSB), whose wholly-owned subsidiary is VantageSouth Bank, announced today that it closed the sale of $47 million of its common stock to accredited investors.

The transaction discussed above involves the sale of securities in a private transaction that will not be registered under the Securities Act of 1933, as amended (the “Act”), and will be subject to the resale restrictions under that Act. VantageSouth Bancshares has agreed to prepare and file a registration statement with the Securities and Exchange Commission to provide for the resale of the common stock issued in the private placement in certain circumstances. Such shares of common stock may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there by any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About VantageSouth Bancshares, Inc. and VantageSouth Bank

VantageSouth Bank is a state chartered bank operating 45 banking offices serving the Piedmont and coastal markets of North Carolina. VantageSouth Bancshares, Inc. common stock can be found on the NYSE MKT trading under the symbol VSB. Investors can access additional corporate information, investor relations information, product descriptions and online services through the Bank’s website at www.vsb.com.

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